Exhibit 23.1
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT
We consent to the inclusion in this Registration Statement of Oculus Innovative Sciences, Inc. on Form S-1, Post Effective Amendment No. 3 (File No. 333-157776) of our report dated June 10, 2009, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Oculus Innovative Sciences, Inc. and Subsidiaries as of March 31, 2009 and 2008 and for the years then ended, which report appears in the Prospectus, which is part of this Registration Statement.
/s/ Marcum LLP
New York, New York
September 2, 2009